Exhibit 5.1

May 11, 2011

Board of Directors of

M.D.C. Holdings, Inc.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

Gentlemen:

Reference is made to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on or about May 11, 2011 (the “Registration Statement”) by M.D.C. Holdings, Inc., a Delaware corporation (the “Company”), for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 2,600,000 shares of its Common Stock, $.01 par value (the “Common Stock”) which may be issued to employees, officers and directors of the Company and its subsidiaries in accordance with the M.D.C. Holdings, Inc. 2011 Equity Incentive Plan and the M.D.C. Holdings, Inc. 2011 Stock Option Plan for Non-Employee Directors (collectively, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I have examined the Company’s Certificate of Incorporation, as amended, and Bylaws, as amended; certain corporate records and proceedings of the Company, including actions taken by the Company’s Board of Directors in connection with the authorization and issuance of the Common Stock and related matters; and such other documents as I have deemed appropriate to render this opinion.

In all such examinations, I have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to me as conformed or reproduction copies. I have relied as to factual matters upon and have assumed the accuracy of, statements or information of or from public officials and officers and representatives of the Company.

Board of Directors of

M.D.C. Holdings, Inc.

May 11, 2011

Based upon the foregoing, and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the Common Stock, when issued and delivered by the Company as contemplated in the Registration Statement and pursuant to the Plans, will be validly issued (subject to compliance with applicable federal and state securities laws), fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

I do not express an opinion on any matters other than those expressly set forth in this letter. The opinions expressed herein are rendered as of the date hereof. I do not undertake to advise you of matters that may come to my attention subsequent to the date hereof and that may affect the opinion expressed herein, including without limitation, future changes in applicable law. This letter is my opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.

Sincerely,

/s/ Joseph H. Fretz

Joseph H. Fretz

Secretary and Corporate Counsel